Exhibit 99.1

STEVEN SINGER APPOINTED CHAIRMAN OF THE BOARD OF CCUR HOLDINGS

DULUTH, GA, April 14, 2020 – CCUR Holdings, Inc. (OTCQB: CCUR) today announced that Steven G. Singer, a member of the Board of Directors since 2017, has been appointed Chairman of the Board effective April 14, 2020. Mr. Singer succeeds Wayne Barr, Jr. who remains a member of the Board and the Company’s President and Chief Executive Officer.

“The execution of our business plan has led to an increase in activities and responsibilities making this an opportune time to separate the roles of chairman and chief executive officer of our company,” commented Mr. Barr. “I will continue to lead the Company’s acquisition efforts in conjunction with the Asset Management Committee and, as this change is not the result of any disagreement between me and the Company or the Board, I look forward to continuing to work with Steven and benefitting from his insight and leadership expertise.”

About CCUR Holdings, Inc.

CCUR Holdings, Inc. (“CCUR”) operates merchant cash advance (MCA) and real estate business segments through its subsidiaries Recur Holdings LLC and LM Capital Solutions, LLC and actively pursues other business opportunities to maximize the value of its assets through evaluation of additional operating businesses or assets for acquisition. More information on the Company is available at www.ccurholdings.com.

Forward Looking Statements

Certain statements made or incorporated by reference herein may constitute “forward-looking statements” within the meaning of federal securities laws. When used or incorporated by reference in this report, the words “may,” “should,” “could,” “believes,” “expects,” “estimates,” “anticipates,” and similar expressions are intended to identify forward-looking statements. Statements regarding future events and developments such as future financial performance or returns, as well as expectations, beliefs, plans, estimates or projections relating to the future and current assessments of business opportunities, are forward-looking statements within the meaning of these laws. These statements are based on beliefs and assumptions of CCUR’s management, which are based on currently available information. Except for the historical information contained herein, the matters discussed in this communication may contain forward-looking statements that involve risks and uncertainties that may cause CCUR’s actual results to be materially different from such forward-looking statements and could materially adversely affect its business, financial condition, operating results and cash flows. These risks and uncertainties include, but are not limited to, the duration and impact of COVID-19 on CCUR’s business plans and expected operating results, CCUR’s ability to successfully negotiate, perform due diligence and consummate any additional acquisitions, expected cash and liquidity positions, expected financial performance and revenue streams, market fluctuations in or material financial or regulatory changes impacting the MCA and real estate industry and general business conditions, as well as other risks listed in the Company’s Form 10-K for fiscal year 2019, filed on August 28, 2019 and subsequent quarterly reports filed with the Securities and Exchange Commission and risk and uncertainties not presently known to CCUR or that CCUR currently deems immaterial.

CCUR wishes to caution against placing undue reliance on any forward-looking statements, which speak only as of the date on which they were made. CCUR does not undertake any obligation to update forward-looking statements, whether as a result of future events, new information or otherwise, except as required by law.

Contact:

Michael Polyviou

mpolyviou@evcgroup.com

732-933-2755